DONEGAL FINANCIAL SERVICES CORPORATION
AND
UNION NATIONAL FINANCIAL CORPORATION
AMEND PRICING TERMS OF MERGER AGREEMENT

Jeffrey D. Miller, Senior Vice President &	Mark D. Gainer, Chairman, President
Chief Financial Officer	& Chief Executive Officer
Donegal Financial Services Corporation	Union National Financial Corporation
Phone: (717) 426-1931	Phone: (717) 519-8630
Fax: (717) 426-7009	Fax: (717) 735-7121
E-mail: jeffmiller@donegalgroup.com	E-mail: mgainer@uncb.com
For Immediate Release
     MARIETTA and LANCASTER, Pennsylvania, September 1, 2010 (GLOBENEWSWIRE) — Donald H. Nikolaus, President of Donegal Financial Services Corporation (“DFSC”), and Mark D. Gainer, Chairman, President and Chief Executive Officer of Union National Financial Corporation (“UNNF”) (OTC Bulletin Board: “UNNF.OB”), today jointly announced the execution of an amendment to the Agreement and Plan of Merger dated April 19, 2010, as amended and restated May 20, 2010, pursuant to which UNNF and DFSC would merge. The amendment increases the cash portion of the merger consideration payable to UNNF’s shareholders upon the completion of the merger. UNNF and DFSC did not amend the merger agreement in any other respect.
     As a result of the amendment, upon the completion of the merger, each share of UNNF common stock will become the right to receive 0.2134 share of Class A common stock of Donegal Group Inc. (“DGI”) (NASDAQ Global Select: “DGICA”) and that amount of cash as equals $8.25 less the value of 0.2134 share of DGI Class A common stock, based on the average closing price of DGI Class A common stock for the five trading days immediately preceding the effective date of the merger, but in no event less than $5.05 per share in cash nor more than $5.90 per share in cash. In practical terms, UNNF shareholders will receive merger consideration with a value of approximately $8.25 per share of UNNF common stock provided DGI Class A common stock has an average closing price between $11.00 and $15.00 per share for the five trading days preceding the effective date of the merger. The merger consideration set forth in the amended merger agreement represents the maximum amount of merger consideration DFSC is willing to provide to UNNF’s shareholders.

     The amendment to the merger agreement addresses the fact that the closing price of DGI Class A common stock has declined from $14.68 per share on April 19, 2010 to $10.82 per share on August 30, 2010. By providing for an increase in the cash portion of the merger consideration that UNNF’s shareholders will receive upon the completion of the merger, the parties believe UNNF shareholders will receive value for their UNNF shares that better reflects the value the parties anticipated when they originally signed the merger agreement.
     On September 2, 2010, UNNF will mail a supplement to the proxy statement/prospectus dated July 29, 2010 to its shareholders of record as of July 29, 2010, who are the shareholders entitled to vote at UNNF’s special meeting of shareholders on September 16, 2010. UNNF will also deliver another proxy card to each shareholder of record. If a UNNF shareholder already returned a proxy card and does not want to change the way he or she previously voted, such shareholder need not return a new proxy or take any other action.
     DGI is an insurance holding company whose insurance subsidiaries, along with Donegal Mutual Insurance Company, are members of the Donegal Insurance Group, which conducts a property and casualty insurance business in 20 Mid-Atlantic, Southern and Midwestern States. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).
     Province Bank, which DFSC owns, has three offices in Lancaster County and had approximately $103.3 million in assets at June 30, 2010. Donegal Mutual and DGI founded DFSC and Province Bank in 2000 to provide more diversified financial services.
     UNNF is a bank holding company whose principal subsidiary is Union National Community Bank. UNNF had approximately $501.9 million in assets and stockholders’ equity of approximately $30.5 million as of June 30, 2010. Union National Community Bank is a full service national bank that provides a wide range of services to individuals and small to medium-sized businesses in South Central Pennsylvania.
     DGI and UNNF have filed a proxy statement/prospectus, a supplement to the proxy statement/prospectus and other relevant documents with the SEC in connection with the merger. SHAREHOLDERS OF UNNF ARE ADVISED TO READ THE PROXY STATEMENT/PROSPECTUS, THE SUPPLEMENT TO THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS DGI OR UNNF FILE WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.
     The proxy statement/prospectus, the supplement to the proxy statement/prospectus, other relevant materials and any other documents DGI and UNNF filed with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by DGI by contacting Jeffrey D. Miller, Senior Vice President & Chief Financial Officer, Donegal Group Inc., 1195 River Road, Marietta, Pennsylvania, 17547, telephone: (717) 426-1931, and by UNNF by contacting Mark D. Gainer, President and Chief Executive Officer, Union National Financial Corporation, 570 Lausch Lane, Suite 300, Lancaster, Pennsylvania 17601, telephone: (717) 519-8630.
     UNNF and its directors and executive officers may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information concerning such participants’ ownership of UNNF stock is set forth in the proxy statement/prospectus. This communication does not constitute an offer of any securities for sale.
     We base all statements contained in this release that are not historic facts on our current expectations. These statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties. Actual results could vary materially. Among the factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of our subsidiaries reserves for losses and loss adjustment expenses, business and economic conditions in the areas in which we operate, competition from various insurance and non-insurance businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments, changes in regulatory requirements and other risks we describe from time to time in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.